EXHIBIT 99.1


THURSDAY MARCH 22, 17:00 EASTERN
PRESS RELEASE

                      BIOPOOL INTERNATIONAL/XTRANA REPORTS
                    2000 YEAR-END AND FOURTH QUARTER RESULTS

VENTURA, California (March 22, 2001) -- Biopool International, Inc./Xtrana (OTCBB:BIPL) today reported results for the year and fourth quarter ended December 31, 2000.
     2000 sales from continuing operations increased 11 percent to $9,838,000 from $8,842,000 in 1999. The Company also reported a net loss of $1,109,000, or $0.09 per share, versus net income of $714,000, or $0.09 per share, for the previous year. In 2000, the loss from continuing operations before taxes was $468,000 compared with income of $740,000 in 1999.
     Fourth quarter sales from continuing operations declined 9 percent to $2,150,000 in 2000 from $2,366,000 in 1999. A net loss from continuing operations of $1,460,000, or $0.09 per share, was reported in fourth quarter 2000, versus net income of $45,000, or $0.01 per share, for the same period a year ago.
     "The year 2000 was a year of major developments for Biopool/Xtrana resulting in a new company, a new management team, and a new vision for the future," commented Timothy J. Dahltorp, Chief Operating Officer of Biopool International/Xtrana. "Most significantly, the year 2000 saw the merger of Biopool and Xtrana, a company based in Denver, Colorado, with proprietary technologies for developing novel nucleic acid (DNA/RNA) testing devices with widespread applications. To enhance the Company's historic leadership in the hemostasis market, the merger now brings the new combined company into the exciting arena of genomics, providing access to new and rapidly growing markets."
     "We are very pleased to report an 11 percent increase in sales for the year ended December 31, 2000," Mr. Dahltorp continued, "which was fundamentally a result of further penetration of international hemostasis markets through our OEM and distributor relationships. In addition, one third of the increase was attributable to direct sales of Biopool labeled product resulting from a renewed focus in this area. Cash flow from our hemostasis business remains strong, generating EBITDA of $1.4 million for the year, excluding certain severance obligations resulting from management changes that occurred as a result of the merger. Our reported net loss of $1.1 million is primarily the result of the addition of the Xtrana business and the significant investment in


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research and development in our nucleic acid based technologies, combined with a
$361,000 provision for a valuation allowance on the Company's deferred tax assets, relating primarily to future net operating loss carry forwards. We anticipate that some of our continued R&D investment will be offset in 2001 as our first commercial Xtrana product, XtraAmp(TM), for the extraction and purification of nucleic acid, begins to generate revenue."
     "Another important development in the year 2000 was the sale of the property and land of our former BCA business unit for $2.0 million. This inflow of cash added to our existing strong liquidity position. At December 31, 2000, the Company's working capital was $6.4 million, with a current ratio of 5.9 to 1.0."
     "More recently," concluded Mr. Dahltorp, "we reported a very notable achievement for our historic core business of hemostasis products. In February 2001 we obtained FDA clearance for our new MiniQuant(TM) D-dimer Assay System. The significance of D-dimer assays in evaluating patients with thrombotic disorders such as deep vein thrombosis and pulmonary embolism, affecting approximately 2.5 million Americans each year, has been well documented; and we're very pleased to be able to provide our customers with this new quantitative, all-inclusive assay system."
     Founded in 1987, Biopool International develops, manufactures, and markets a full range of test kits to assess and diagnose disorders of blood coagulation, thrombotic risk factors, fibrinolysis, platelet function, and the vascular system. Effective with the Company's merger with Xtrana, the Company also develops nucleic acid-based tests for use in drug discovery, detection of environmental and food contaminants, forensics and identity testing, human and animal diseases, genetic predisposition to disease, and other applications. To learn more about Biopool International and Xtrana, visit their websites at www.biopool.com and www.xtrana.com.


NOTE: This press release contains forward-looking statements including the expectation that revenues from a new nucleic acid testing product will offset some of the Company's continued R&D investment in 2001, which are based upon current expectations and involve a number of risks and uncertainties including, but not limited to, technological innovations of competitors, changes in health care regulations, litigation claims, foreign currency fluctuation, product acceptance or changes in government regulation of the Company's products, as well as other factors discussed in the Company's last Report on Form 10-KSB under "Risk Factors."

                            (Financial Tables Follow)


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

                           BIOPOOL INTERNATIONAL, INC.
                            2000 FINANCIAL HIGHLIGHTS
                        (in thousands except share data)

                                 OPERATIONS DATA
                                   (UNAUDITED)


                                       THREE MONTHS ENDED         YEAR ENDED

DECEMBER 31                              2000        1999       2000        1999
                                     --------    --------   --------    --------

Sales ............................   $  2,150    $  2,366   $  9,838    $  8,842

Income (loss) from continuing
  operations before taxes ........     (1,162)        154       (468)        740

Income (loss) from continuing
  operations .....................     (1,460)         45     (1,031)        400

Net income (loss) ................     (1,538)        137     (1,109)        714

Basic and diluted earnings
  per share, net of taxes:

  Continuing operations ..........   $  (0.09)   $   0.01   $  (0.09)   $   0.05

  Net income (loss) ..............   $  (0.09)   $   0.02   $  (0.09)   $   0.09

Diluted shares outstanding .......     17,162       8,316     11,842       8,399


                               BALANCE SHEET DATA
                                   (UNAUDITED)

                                                    DECEMBER 31,    DECEMBER 31,
                                                           2000             1999

Working capital ..............................          $ 6,383          $ 7,946

Total assets .................................           18,730           11,033

Long-term debt ...............................             --               --

Total shareholders' equity ...................           17,260            9,834

                                      # # #

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Contact:
     Biopool International Inc./Xtrana
     Timothy Dahltorp, 303/474-2133
     Carol Hill, 805/654-0643


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